Astra Reminds Investors of the Redemption of Warrants

Alameda, CA – December 21, 2021 – Astra Space, Inc. (“Astra” or the “Company”) (Nasdaq: ASTR), announced that as of December 20, 2021, approximately 4.0 million public and private warrants (the “Redeemable Warrants”) have been exercised. As previously announced on November 26, 2021, the Company provided notice to the holders of the Redeemable Warrants that their warrants will be redeemed in accordance with the terms of the Redeemable Warrants if they are not exercised before 5:00 p.m. New York City time on December 27, 2021 (the “Redemption Date”).

As a courtesy, the Company would like to remind any remaining holders of Redeemable Warrants that if the remaining approximately 11.3 million Redeemable Warrants are not exercised prior to the Redemption Date, they will be redeemed at the redemption price of $0.10 per Redeemable Warrant.

Questions concerning redemption and exercise of such Redeemable Warrants can be directed to Continental Stock Transfer & Trust Company, our Warrant Agent, at (212) 509-4000 or compliance@continentalstock.com.

For more information about the redemption of our Redeemable Warrants, please visit the Company’s investor relations website at https://investor.astra.com.

No Offer or Solicitation

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any offer of any of the Company’s securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction

About Astra

Astra’s mission is to improve life on Earth from space by creating a healthier and more connected planet. Today, Astra offers the one of the lowest cost-per-dedicated-orbital-launch service of any operational launch provider in the world. Astra completed its first commercial orbital launch in November 2021, making it one of the fastest U.S. companies in history to reach this milestone. Astra is based in Alameda, California, and was founded in 2016. Astra (NASDAQ: ASTR) was the first space launch company to be publicly traded on Nasdaq. Visit www.astra.com to learn more about Astra.

Contact Information

Investor Contact:

Dane Lewis

investors@astra.com

Media Contact:

Kati Dahm

kati@astra.com

DOCPROPERTY "DocID" \* MERGEFORMAT LEGAL\55590918\1